Press Release

Contact:
David G. Mazzella
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ACHIEVES 27% INCREASE IN REVENUES FOR FIRST HALF OF 2007

Pittsford, New York, August 10, 2007– Veramark Technologies, Inc. (OTCBB: Vera) today announced financial results for the three and six months ended June 30, 2007.  Veramark reported a 17% increase in second quarter sales to $3,048,000 from $2,606,000 for the second quarter of 2006.  For the six months ended June 30, 2007 sales of $6,397,000 increased 27% from sales of $5,050,000 for the first six months of 2006.

Veramark reported a net loss for the second quarter ended June 30, 2007 of $320,000, or $0.03 per share, which compared with a net loss of $207,000, or $0.02 per share for the second quarter of 2006.  Included in the second quarter loss was approximately $279,000 of compensation expense recorded for the grant of employee stock options.  For the six months ended June 30, 2007 Veramark’s net loss of $203,000, or $0.02 per share, compares with a net loss of $265,000, or $0.03 per share, for the first six months of 2006.

Managed Services and sales of VeraSMART®, both of which represent significant increases from the prior year, were largely responsible for the increase in sales achieved during the first half of 2007.  Veramark will continue to invest in and expand Managed Services and VeraSMART capabilities, both in terms of product development and personnel, in order to build upon the momentum established in these market segments.

About Veramark Technologies, Inc.
Veramark’s completely web-based software architecture integrates communications management software with operational support systems (OSS) software.  These solutions include eCAS® and VeraSMART Call Accounting, Telemanagement, Work Flow Management, Help Desk/Trouble Ticket, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

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In addition to Veramark’s premise-based solutions, Veramark offers its customers a robust ASP and Managed Services alternative, (“TEM”) designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military.  Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya, Nortel Networks, Cisco Systems, NEC Unified, AT&T Inc., EMBARQ Logistics and others.  All Veramark products and services are made and provided by personnel in the United States.

eCAS, Veramark, and the Veramark logo are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	Second Quarter Ended June 30,
	2007	2006
Net Sales	$3,048,083	$2,606,281
Income (Loss) Before Taxes	(320,144)	(207,052)
Income Taxes	-	-
Net Income (Loss)	$(320,144)	$(207,052)
Income (Loss) Per Diluted Share	$(0.03)	$(0.02)
Weighted Average Number of Diluted Shares Outstanding	8,940,855	8,839,452

	Six Months Ended June 30,
	2007	2006
Net Sales	$6,396,725	$5,050,477
Income (Loss) Before Taxes	(202,632)	(264,529)
Income Taxes	-	-
Net Income (Loss)	$(202,632)	$(264,529)
Income (Loss) Per Diluted Share	$(0.02)	$(0.03)
Weighted Average Number of Diluted Shares Outstanding	8,897,994	8,838,913

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited  to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and  the impact of competition or changes In the marketing strategies of major distributors.

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